Exhibit 10.24
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                DISTRIBUTOR SALES, SERVICE AND LICENSE AGREEMENT


         This Distributor Sales, Service and License Agreement (this "Agreement") is made as of the fifth day of February, 2007, by and between SecureAlert, Inc., a Utah corporation ("SecureAlert"), and Seguridad Satelital Vehicular S.A. de C.V., a company organized and existing under the laws of Mexico ("Distributor").

         WHEREAS, SecureAlert markets and sells TrackerPAL(TM) electronic monitoring bracelet devices and related accessories and equipment as described in the Product Description attached hereto as Schedule A, as such schedule may be changed from time to time by SecureAlert by written notice to Distributor, such products to be hereinafter referred to as the "Products"; and

         WHEREAS, Distributor desires to act as an exclusive authorized Distributor of the Products in the geographic area consisting of the country of Mexico, as such geographic area may be changed from time to time by SecureAlert by written notice to Distributor (the "Sales Territory"), to the customers described in Schedule B, as such schedule may be changed from time to time by SecureAlert by written notice to Distributor ("Customers");

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Distribution of the Products.

         1.1 Appointment. Subject to the provisions in Section 3.1(b) hereof, SecureAlert hereby appoints Distributor as its exclusive authorized distributor of the Products to Customers in and for use within the Sales Territory in accordance with the provisions of this Agreement. Distributor hereby accepts such appointment and agrees to use its best efforts to develop and exploit the market and to solicit sales and obtain orders for the purchase of the Products by Customers for use in the Sales Territory.

         1.2 Subdistributors. Distributor may not appoint, delegate to, deputize, authorize or in any way whatsoever empower any other party to act on Distributor's behalf under this Agreement or otherwise assign its rights under this Agreement to a third party, without the express, prior written approval of SecureAlert. If Distributor proposes to enter into any such agreements with any party to market, distribute or sell Products, the terms and provisions of all such agreements shall be void and have no effect unless they are approved by SecureAlert and contain undertakings on the part of such parties to carry out and adhere to all applicable obligations and duties of Distributor hereunder. A failure by any such party to carry out or adhere to said obligations shall constitute a breach of this Agreement and SecureAlert shall be entitled to all of the rights and remedies provided hereunder upon a breach by Distributor.

         1.1 Competitive Products. During the term of this Agreement and for a period of two (2) years after its termination for any reason, Distributor shall not, and Distributor shall cause its Affiliates not to, directly or indirectly, market, sell or otherwise distribute other products which may be competitive with the Products in the Sales Territory without the express, prior written consent of SecureAlert. Distributor acknowledges and agrees that (i) the covenants and restrictions set forth in this Section 1.3 are necessary, fundamental and required for the protection of the legitimate continuing interests of SecureAlert, and (ii) a breach or attempted breach of any of the

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covenants  and  restrictions  contained  in this  Section  1.3  will  result  in
irreparable   harm  and  damage  to  SecureAlert   which  cannot  be  adequately
compensated by monetary damages. Accordingly, in addition to all other remedies that may be available in this Agreement, at law or in equity, SecureAlert shall be entitled to the immediate remedy of a temporary restraining order or preliminary injunction and such other form of temporary or permanent injunctive or other equitable relief as may be issued by a court of competent jurisdiction to restrain or enjoin a breach or threatened breach of all or any portion of the covenants and restrictions or to specifically enforce the provisions of this
Section 1.3.

2. Distributor's Duties. Distributor's duties hereunder shall include, but not be limited to:

              (a) fully and accurately advising present and potential Customers within the Sales Territory of Product prices, terms and conditions of sale;

              (b) regularly and diligently soliciting Products orders from present and potential Customers within the Sales Territory for use within the Sales Territory;

              (c) making regular sales calls or solicitations upon present and potential Customers within the Sales Territory and such other calls or solicitations as SecureAlert may, from time to time, reasonably direct;

              (d) promptly distributing to all present and potential Customers located within the Sales Territory all SecureAlert promotional materials, offers and consideration relating to the Products, as appropriate;

              (e) consulting with and furnishing information to SecureAlert concerning Customers' requirements and other matters which may affect Product sales in the Sales Territory;

              (f) establishing and operating a call center, including engaging a sufficient number of trained professional staff and procuring sufficient facilities and subject to Section 5 below, performing monitoring services concerning the Products and Clients (as defined below) without the assistance of SecureAlert;

              (g) coordinating problem resolution with third parties, including cellular carriers and other service carriers, and obtaining sufficient cellular carrier services to address voice and data service coverage to meet Distributor's needs and the needs of any third party requesting monitoring of Clients;

              (h) retaining, together with the Customers, complete authority for case selection (subject to Section 6.7(d)), management and administration with respect to each Client, including monitoring responsibility with respect to each Client;

              (i) identifying and making available Distributor staff and/or equipment that complies with SecureAlert's policies as in effect from time to time;

              (j) not making any representations or giving any warranties or other benefits in favor of the Customers or proposed Customers or to the detriment of SecureAlert beyond those contained in SecureAlert's then current conditions of sale;

              (k)  reporting   full   information   to   SecureAlert  to  enable
         SecureAlert to ensure that the Products meet local regulations relating to health, safety, environment, labeling and the like;


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              (l)  refraining  from any act or  practice  that (i) might tend to diminish or inhibit Product sales or in any way adversely reflect upon SecureAlert or (ii) constitutes a violation of applicable law;

              (m)   refraining   from   promoting,   soliciting   or   otherwise
         participating in the sale in the Sales Territory of products that compete directly or indirectly with the Products;

              (n) refraining from changing Product labels or containers, repackaging the Products or otherwise presenting or marketing the Products in competition with or as similar substitute items for other products of SecureAlert sold in the Sales Territory;

              (o) furnishing to SecureAlert copies of all proposed advertising, technical, sales and other materials relating to Products and refraining from or discontinuing the use of any such materials which in the opinion of SecureAlert are inappropriate or misleading or may subject SecureAlert to liability;

              (p) supplying SecureAlert with such reports and other information as SecureAlert may reasonably request from time to time;

              (q) refraining from (i) acting in any manner that could expose SecureAlert to any liability and (ii) pledging or purporting to pledge SecureAlert's credit;

              (r) informing SecureAlert of any actual or, to Distributor's knowledge, reasonably likely, infringements of its Intellectual Property rights and assisting SecureAlert in the safeguarding of such legal rights;

              (s) not disputing the right of SecureAlert to its trademarks and not registering or having registered in any country any word or symbol whatsoever for the Products or any of SecureAlert's other products or products under development;

              (t) not disputing the ownership by SecureAlert of all Intellectual Property rights in and to the Products, Software or Support Services, regardless of (i) whether any such rights were conceived by, were created by, or initially accrue to Distributor or (ii) when such rights came into existence;

              (u) not marketing the Products (i) for sale, delivery or use outside the Sales Territory, unless otherwise agreed in writing in advance with SecureAlert, (ii) for sale inside the Sales Territory if the Products is ultimately destined for delivery or use outside the Sales Territory, unless otherwise agreed in writing in advance with SecureAlert or (iii) for sale, delivery or use in any manner other than the Permitted Use;

              (v) not marketing the Products (i) for sale and delivery other than to Customers, unless otherwise agreed in writing in advance with SecureAlert, or (ii) for sale to Customers, if the Products are ultimately destined for delivery to or use by persons other than Customers, unless agreed in writing in advance with SecureAlert;

              (w) without limiting the obligations in Section 1.3, not developing, creating, improving or assisting any third party to develop, create or improve, any product, software or service that competes directly or indirectly with the Products, Software or Support Services;

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              (x) exporting the Products from the United  States,  importing the
         Products into the Sales Territory, including obtaining licenses, paying all duties, clearing customs, transporting, and such other related activities as may be necessary to export, import, inspect, transport and store the Products;

              (y) complying, at its sole expense, with all Laws applicable to the performance of its duties under this Agreement and to the operation of this Agreement, including the filing of all documents and obtaining of all permits, authorizations and the like required by the Laws of all the jurisdictions in the Sales Territory; and

              (z) paying all expenses of and incidental to the distributorship obligations hereunder incurred by the Distributor, including all acquisition, payment and maintenance costs of all hardware and software associated with the Distributor's operations, including, without limitation, server hardware, network equipment, third party software licenses, telephony infrastructure, cellular carrier fees (including certification and service subscriptions), optional software services integrated local government fees, local government certification fees and operational fees and fees to facilitate language localization associated with the Products and Software.

3.       Certain Terms and Conditions of Product Sales.

         3.1 Product Inventory; Minimum Purchase Requirements.

              (a) Distributor shall purchase a minimum number of Units for sale to Customers in the Sales Territory, during the Initial Term and during each Renewal Term, in accordance with the terms set forth in Schedule C attached to this Agreement, as such schedule may be changed from time to time (i) in writing by SecureAlert and Distributor or (ii) by SecureAlert in accordance with Section 6.1.

              (b) If Distributor fails to purchase the minimum quantities during the Initial Term or any Renewal Term as provided in this Section 3.1, SecureAlert, at its option, on 30 days prior written notice to Distributor, may (i) amend this Agreement to provide that Distributor is its non-exclusive authorized distributor of the Products in the Sales Territory or (ii) terminate this Agreement.

4.       Terms and Conditions of Software License.

         4.1 License. In connection with the sale of the Products, SecureAlert hereby grants to Distributor a limited, non-exclusive, non-transferable, non-assignable, non-sublicensable, limited license (the "License") to use in the Sales Territory software for electronically monitoring individuals who are either required to be or have agreed to be tracked by the Tracker PAL(TM) electronic monitoring bracelet device comprising part of the Products (the "Clients") with SecureAlert's proprietary software (the "Software"). The Software is in object code form only to be installed and run on a single server solely for the Permitted Use. Except as otherwise expressly provided under this Agreement, Distributor shall have no right, and Distributor specifically agrees not to: (1) sublicense, distribute or modify, or adapt, port, translate, localize or create derivative works of the Software; (2) reproduce, copy, in whole or in part, decompile, decrypt, reverse engineer, disassemble or otherwise reduce the Software to human-readable form; (3) export the Software outside the Sales Territory; (4) duplicate the Software except for a single backup or archival copy that is conspicuously labeled "SecureAlert Confidential and Proprietary Software;" (5) use the Software for commercial timesharing, rental or service bureau use; or (6) monitor or agree to monitor any Client without first causing the Client and/or third party requesting the monitoring of the Client to agree to the terms of Section 6.7 of this Agreement. Title to the Software, all property rights, including all the tangible and intangible

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Intellectual  Property rights therein, and all materials other than the Products supplied to Distributor under this Agreement shall be and remain the sole and exclusive property of SecureAlert. Distributor agrees that it shall at all times keep the Software free from any legal process or lien whatsoever, and agrees to give SecureAlert immediate notice if any legal process or lien is asserted or made against the Software.

         4.2 Operation. On a monthly basis, SecureAlert shall provide to Distributor a new key code required to operate the Software. Distributor shall provide SecureAlert a secure access to the network server upon which Distributor shall house the Software in order for SecureAlert to perform maintenance and upgrade functions. Distributor shall provide SecureAlert remote access at all times to Distributor's TrackerPAL(TM) and TrackerPAL(TM) Gateway servers for support and troubleshooting. Such access shall be provided through a secured firewall access and/or a dedicated site-to-site data link. Distributor shall provide and maintain, at its cost, a data connection between SecureAlert and Distributor's server facility. The data connection shall facilitate a minimum sustained bandwidth of 1.5mbs or higher.

         4.3 License Fee. During the term of the Agreement, Distributor agrees to pay to SecureAlert, the license fee as set forth in Schedule D attached to this Agreement as it may be changed by mutual agreement of SecureAlert and Distributor from time to time in writing. Distributor agrees that Distributor's obligation to pay is unconditional and is not subject to any reduction, set-off, defense or counterclaim for any reason whatsoever. If at any time, Distributor has any balance owing under this Agreement that is more than thirty (30) days past due, SecureAlert has the right to withhold the monthly key code referenced in Section 4.2 above.

         4.4  Non-Disclosure  of  Software.  Distributor  acknowledges  that the
Software is confidential and proprietary information of SecureAlert, that Distributor may obtain or have access to additional confidential and proprietary information of SecureAlert, and that all such confidential and proprietary information is the sole and exclusive property of SecureAlert or other entities or persons Affiliated with SecureAlert (the "Software Proprietary Information"). Distributor agrees to keep all such Software Proprietary Information confidential, to limit its use to the Permitted Use, and to protect it with at least the same level of protection that Distributor affords its own most confidential and proprietary information. If Distributor is required by applicable Law or regulation or by legal process to disclose any Software Proprietary Information, Distributor agrees that it shall provide SecureAlert with reasonable prior written notice of such request to enable SecureAlert to seek a protective order or other appropriate remedy prior to disclosure. Should this Agreement be terminated for any reason whatsoever, Distributor shall, at the request of SecureAlert, either destroy or promptly (but no later than 15 days after such termination) deliver to SecureAlert all Software Proprietary Information, including all documents or other media containing Software Proprietary Information, including all copies, reproductions, summaries, analysis or extracts thereof, in the possession of Distributor, and Distributor shall, concurrently with such destruction or delivery, certify to SecureAlert that Distributor has done so. The obligation to keep the Software Proprietary Information confidential pursuant to this Section shall survive the expiration or termination of this Agreement.

         4.5 Intellectual Property. Without limiting anything in Section 10, any rights, including all Intellectual Property rights, developed by or resulting from Distributor's performance pursuant to this License will be owned by SecureAlert, and Distributor will assist SecureAlert, as reasonably necessary, in further documenting such ownership, including the execution of any assignment documents.

5.       Support Services and Training.

         5.1 Support Center. In connection with the sale of the Products and the licensing of the Software pursuant to the License, SecureAlert will provide to Distributor reasonable support services related to the Software, including Training (as defined below) ("Support Services"). Distributor may contact

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SecureAlert's Support Center at any time, via telephone, facsimile or email, and
SecureAlert shall use its commercially reasonable efforts to respond to any service inquiries within fifteen (15) minutes following receipt of such service inquiries by either (a) telephone or (b) the same means by which the inquiry was submitted.

         5.2 Software Maintenance. SecureAlert will provide reasonable Software Maintenance to Distributor that may include modifications, upgrades, updates, fixes and/or patches to the Software as part of the Support Services (each, a "Maintenance Release").

         5.3 Software Errors. An "Error" means a failure of the Software to conform to the specifications set forth in the Software documentation, resulting in the inability to use, or material restriction in the use of, the Software. An "Update" means either a software modification or addition that, when made or added to the Software, corrects the Error, or a procedure or routine that, when observed in the regular operation of the Software, eliminates the practical adverse effects of the Error on the Distributor. SecureAlert will make commercially reasonable efforts to provide an Update designed to solve or by-pass a reported Error. The Update may be provided in the form of a temporary fix, procedure or routine, to be used until a Maintenance Release containing the permanent Update is available. Distributor shall reasonably determine the priority level of Errors, pursuant to the following protocols:

              (a) Severity One Error. SecureAlert promptly initiates the following procedures: (1) assigns specialists to correct the Error on an expedited basis; (2) provides ongoing communication on the status of an Update; and (3) begins to provide a temporary workaround or fix. A Severity One Error means the (i) system is severely impacted or completely shut down or (ii) system operations or mission-critical applications are down.

              (b) Severity Two Error. SecureAlert assigns one of its specialists to begin an Update, and provides additional, escalated procedures as reasonably determined necessary by SecureAlert Support Services staff. SecureAlert exercises commercially reasonable efforts to provide a workaround or include a fix for the Severity Two Errors in the next Maintenance Release. A Severity Two Error means (i) the system is functioning with limited capabilities, or (ii) is unstable with periodic interruptions, or (iii) system operations or mission-critical applications are periodically down.

              (c) Severity Three Error. SecureAlert may include an Update in the next Maintenance Release. A Severity Three Error means there (i) are errors in fully operational systems, (ii) is a need to clarify procedures or information in documentation, or (iii) is a request for a product enhancement.

              (d) Maintenance Releases and Upgrades. During the term of the License, SecureAlert will make Maintenance Releases available to Distributor if, as and when SecureAlert makes any such Maintenance Releases available to its other customers. If a question arises as to whether a product offering is an Upgrade or a new product or feature, SecureAlert's opinion will prevail, provided that SecureAlert treats the product offering as a new product or feature for its other customers generally.

         5.4 Conditions for Providing Support. SecureAlert's obligation to provide Support Services is conditioned upon the following: (a) Distributor makes reasonable efforts to solve the problem after consulting with SecureAlert;
(b) Distributor provides SecureAlert with sufficient information and resources to correct the problem either at SecureAlert's Support Center or via dial-up

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access at Distributor's  site, as well as access to personnel,  hardware and any additional software involved in discovering the problem; (c) Distributor promptly installs all Maintenance Releases; (d) Distributor procures, installs and maintains all equipment, telephone lines, communication interfaces and other hardware necessary to operate the Software; and (e) Distributor is not in breach of any of its representations, covenants or other obligations in this Agreement, including its duties set forth in Section 2.

         5.5 Exclusions from Support Services. SecureAlert is not obligated to provide Support Services in the following situations: (a) the Software has been changed, modified or damaged (except if under the direct supervision of SecureAlert); (b) the problem is caused by Distributor's negligence, hardware malfunction or other causes beyond the reasonable control of SecureAlert; (c) the problem is with third party software not licensed through SecureAlert; (d) Distributor has not installed and implemented Maintenance Release(s) so that the Software is a version supported by SecureAlert; (e) Distributor has not paid fees when due; and (f) any of the conditions in Section 5.4 is not satisfied at the time such services are to be performed. If SecureAlert chooses to provide Support Services under any of the situations listed above, it may charge Distributor time and materials for such Support Services.

         5.6 Training. In connection with the sale of the Products and the licensing of the Software pursuant to the License, SecureAlert will provide, at no additional cost to Distributor, training from time to time on an as needed basis as determined by Distributor and agreed to by SecureAlert, for the purpose of assisting Distributor to incorporate the Software into Distributor's monitoring system (the "Training"). The Training shall not require the presence of SecureAlert personnel in the Sales Territory. Distributor shall provide, or make available to SecureAlert at no cost, (i) any information, hardware or software resources or other materials of Distributor reasonably necessary for SecureAlert to perform the Training, (ii) reasonable assistance in the performance of such Training; and (iii) reasonable access to Distributor's facilities and personnel.

6. Other Terms and Conditions of Product Sales, License, Services and Other Agreements.

         6.1 Price and Fees.

              (a) Product Sales. The prices for the Products to be supplied by SecureAlert to Distributor are set forth in Schedule C attached to this Agreement, as it may be changed by mutual agreement of SecureAlert and Distributor from time to time in writing; provided, however, if the direct or indirect cost to SecureAlert of providing the Products increases or decrease after the Effective Date, SecureAlert may, in its sole discretion, amend Schedule C to change the prices to the extent of any such cost increase or decrease. Prior to any unilateral amendment of such Schedule by SecureAlert, SecureAlert shall provide Distributor with reasonable documentation to evidence such cost increase or decrease, and any such amendment to Schedule C shall become effective immediately upon notice of such amendment to Distributor.

              (b) License. As consideration for the License, Distributor shall pay SecureAlert a license fee as set forth in Schedule D attached to this Agreement, as it may be changed by mutual agreement of SecureAlert and Distributor from time to time in writing.

              (c) Certain Fees. Prices and fees for the Products and the License do not include transportation, freight or insurance costs, all of which shall be borne by Distributor. The prices and fees set forth in Schedule C and Schedule D do not include any fees, charges, withholdings, commissions, etc., nor any U.S. or Mexican federal, state or local taxes or import tariffs which may be applicable to the Products sold or Software or Support Services provided under this Agreement. A sum equal to any such amounts will be added (grossed up)

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         to the amounts to be paid to  SecureAlert  pursuant to this Section 6.1 in case SecureAlert has the legal obligation to collect, pay or withhold any such amounts under any applicable Laws. Distributor shall pay any such amounts to SecureAlert unless Distributor provides SecureAlert with a valid tax exemption certificate authorized by the appropriate taxing authority. Each Party shall be responsible for its own income taxes in respect of any income earned or losses incurred by such Party under this Agreement.

         6.2 Payment Terms.

              (a) Product Sales. Distributor shall pay for the Products purchased hereunder prior to the delivery of such Products and in accordance with the terms and provisions of this Section 6. SecureAlert will not be obligated to deliver any Product until it has received full payment for (i) such Product and any related fees, charges, taxes, duties, imports, charges, assessments and other amounts and costs to be paid to SecureAlert by Distributor in respect of the Product and (ii) all other amounts then due and payable under this Agreement.

              (b) License. Commencing on the License Fee Start Date, Distributor shall pay the License fees set forth in Schedule D and in accordance with the terms and provisions of this Section 6. SecureAlert shall have the right, in its sole discretion, to terminate the License if at any time Distributor has a License fee balance owing that is more than thirty (30) days past due.

              (c) Expense Reimbursement. Distributor shall pay or reimburse SecureAlert for travel, meal, lodging and living expenses incurred by SecureAlert's personnel in performing the Support Services if Distributor requests SecureAlert's personnel to travel outside the Sandy, Utah, U.S.A. vicinity and SecureAlert reasonably determines that the need for such Support Service is related to Distributor's breach of its obligations under this Agreement, Distributor's failure to properly maintain the Products or Software or any other matter that could have reasonably been resolved by Distributor without SecureAlert personnel traveling outside the Sandy, Utah, U.S.A. vicinity.

              (d) Invoices. With respect to all payments and reimbursements to be made by Distributor to SecureAlert pursuant to this Agreement, including Sections 6.2(a), (b) and (c), SecureAlert shall send Distributor an invoice containing a description of the relevant fees, charges, taxes, tariffs, duties, imports, charges, withholdings, assessments and other amounts and costs to be paid to SecureAlert by Distributor.

                     (i) Upon receipt of an order for the  Products  pursuant to
         Section 6.6, SecureAlert shall send Distributor an invoice containing a description of the relevant fees, charges, taxes, tariffs, duties, imports, charges, withholdings, assessments and other amounts and costs to be paid to SecureAlert by Distributor in respect of the ordered Products. All such invoiced amounts shall be due and payable by Distributor prior to the delivery of the Products covered by such order.

                     (ii) On or about the first day of each month during the term of this Agreement, SecureAlert shall send Distributor an invoice containing a description of the accrued and unpaid License fees and all other charges, taxes, tariffs, duties, imports, charges, withholdings, assessments and other amounts and costs to be paid to SecureAlert by

         Distributor under this Agreement, together with the interest on any past due amounts, through the date of such invoice. All such invoiced amounts shall be due and payable by Distributor within thirty days of the date of such invoice, except for any past due amounts and any interest thereon, which shall be immediately payable.

                     (iii) From time to time, SecureAlert shall send Distributor an invoice containing a description of the amounts to be paid or reimbursed to SecureAlert pursuant to Section 6.2(c) or otherwise under this Agreement, to the extent such amounts are not reflected in an invoice delivered pursuant to Section 6.2(d)(i) or (ii), together with reasonable supporting documentation of such amounts. All such invoiced amounts shall be due and payable by Distributor within five days of the date of such invoice, together with the interest on any past due amounts, through the date of such invoice.

                     (iv) Distributor agrees to pay interest on any past due amounts at the rate of one percent (1%) per month, or the maximum rate permitted by applicable Law, whichever is less, until full payment of any past due amount has been made to SecureAlert.

              (e) Payments upon Termination. Immediately upon a termination of this Agreement, all amounts owed to SecureAlert under this Agreement shall become immediately due and payable, to the extent not already due and payable, and Distributor shall pay such amounts to SecureAlert on or before the tenth day following the termination of this Agreement. Distributor agrees to pay interest on any past due amounts at the rate of one percent (1%) per month, or the maximum rate permitted by applicable Law, whichever is less, until full payment has been made to SecureAlert.

              (f) Payment Method; Currency. All payments to SecureAlert hereunder shall be made by (i) wire transfer of immediately available funds to an account designated by SecureAlert in writing or (ii) by irrevocable letters of credit issued directly in favor of SecureAlert by a United States bank acceptable to SecureAlert, in its sole discretion, the proceeds of which shall be available to SecureAlert at sight upon presentation of its invoices. All payments to SecureAlert hereunder shall be made in United States dollars.

         6.3 Delivery. All deliveries of the Products to Distributor hereunder, unless otherwise agreed in writing, shall be made FOB Sandy, Utah, U.S.A., and liability for loss or damage in transit, or thereafter, shall pass to Distributor upon SecureAlert's delivery of Products to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by SecureAlert of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation, insurance and customs, and will promptly reimburse SecureAlert if SecureAlert prepays or otherwise pays for such expenses. SecureAlert shall not be in default by reason of any failure in its performance under this Agreement if such failure results from a force majeure event as described in Section 17 or otherwise arises out of causes beyond the control of SecureAlert. Without limiting any other provision of this Agreement, SecureAlert shall not at any time be liable for indirect, special, punitive, incidental or consequential damages or lost profits arising out of the delivery, or failure to deliver, the Products. Distributor or its appointed customs broker shall take possession of the Products at the U.S. border at a specific location to be agreed upon by the Parties; Distributor shall bear the costs and be responsible and liable for the legal importation and status of the Products in the Sales Territory.

         6.4 Regulatory Approval. Distributor shall be responsible for securing all marketing and other regulatory approvals and permits necessary or otherwise required in the Sales Territory and shall pay for all costs associated therewith. Distributor shall submit to SecureAlert for approval all applications and correspondence in connection with securing such approvals or permits prior to the submission of such applications or correspondence to any Governmental Authority.

         6.5 Import and Export Costs. Any taxes, duties, imports, charges or assessments levied on the Products, Software or Support Services or payments hereunder by any Governmental Authority within the Sales Territory shall be the responsibility of and paid by Distributor. Any similar costs levied by the United States of America or any state thereof shall be the responsibility of and paid for by Distributor. Distributor shall be responsible for obtaining all export licenses required for shipment of the Products to the Sales Territory.

         6.6 Orders. Distributor agrees to submit written orders for the Products to SecureAlert at its address set forth in Section 16 of this Agreement on order forms prescribed and supplied by SecureAlert. All such orders (i) must be submitted at least 60 days prior to the requested delivery date of the Products covered by such order, (ii) shall be firm and binding upon Distributor upon submission and (iii) are subject to approval and acceptance by SecureAlert. On the first day of each month during the term of this Agreement, Distributor shall provide SecureAlert with a good faith estimate of the Products to be ordered by Distributor during the immediately following twelve month period; provided that such forecast shall not constitute an order and shall not obligate SecureAlert to approve or accept any particular order. SecureAlert and
Distributor acknowledge and agree that the extent to which any order or series of orders deviates from the forecast may affect SecureAlert's approval or acceptance of any particular order.

         6.7 Warranty; Disclaimer; Limitation of Liability; Remedies; Indemnification. Distributor agrees on its own behalf and agrees to cause its Clients and any third party requesting the monitoring of Clients by Distributor to agree prior to receiving monitoring services from Distributor that:

              (a) Regardless of cause, Distributor and such Clients and such requesting third parties (collectively "Servicees") shall not assert, and SecureAlert shall not be liable for, any claim whatsoever against SecureAlert for any and all direct, indirect, special, punitive, incidental or consequential damages or lost profits or any other damages, without limitation, which may result from the use of, delivery of, failure to deliver, or any inadequacy of, the Products, the Software, the Support Services or any obligation of SecureAlert under this Agreement. SecureAlert and the manufacturer(s) and vendor(s) of the Products and Software are separate, independent companies, and that neither a manufacturer nor any vendor of the Products and Software is SecureAlert's agent, partner or joint venture. No representation, guaranty, or warranty by a manufacturer or any vendor of the Products and Software is binding on SecureAlert, and no breach by a manufacturer or any such vendor shall excuse Distributor's obligations hereunder. Servicees' sole remedy against SecureAlert for any failure whatsoever relating in any way to the use of the Products and Software shall be limited to the replacement of the Products and Software; provided, that any such failure of the Products and Software was not caused by any act or omission on the part of any Servicee.

              (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SECUREALERT PROVIDES THE PRODUCTS, SOFTWARE AND SUPPORT SERVICES, "AS-IS" WITH ALL FAULTS AND MAKES NO WARRANTIES, WHETHER EXPRESS,

         IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, QUALITY, ACCURACY AND FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THIS AGREEMENT, THE PRODUCTS, SOFTWARE OR SUPPORT SERVICES EVEN IF SECUREALERT HAS BEEN INFORMED OF SUCH PURPOSE. THERE IS NO WARRANTY THAT ANY PRODUCTS, SOFTWARE OR SUPPORT SERVICE, THE INFORMATION PROVIDED THEREIN OR IN CONNECTION THEREWITH OR SECUREALERT'S EFFORTS WILL FULFILL ANY OF THE SERVICEES' OR ANY OTHER PERSON'S NEEDS.

              (c) SECUREALERT IS NOT RESPONSIBLE FOR ANY INJURIES,  DAMAGES,  OR
         LOSSES TO THE SERVICEEES, OR TO ANY OTHER PERSON OR TO ANY PROPERTY, REGARDLESS OF OWNER, CAUSED BY THE USE, MISUSE, IMPROPER ACTIVATION OR IMPROPER MAINTENANCE OF THE PRODUCTS OR SOFTWARE, OR THE FAILURE TO CONNECT TO, OR THE INABILITY TO ACCESS, THE USER INTERFACE, THE FAILURE TO FOLLOW ANY INSTRUCTIONS OR ABIDE BY ANY POLICIES RELATED THERETO OR TO ANY MONITORING SERVICE, OR THE FAILURE OF THE SAME TO OPERATE AS ANTICIPATED, INCLUDING, AS A RESULT OF ANY DEFECTS IN THE MANUFACTURING OR PROGRAMMING OF THE SAME OR ANY FAILURE OF THE PRODUCTS OR SOFTWARE, USER INTERFACE OR ANY MONITORING SERVICE TO OPERATE FOR ANY REASON. THE SOFTWARE AND THE ASSOCIATED DATA ARE SUBJECT TO THE LIKELIHOOD OF HUMAN AND MACHINE ERRORS, OMISSIONS, DELAYS, AND LOSSES, INCLUDING INADVERTENT LOSS OF DATA OR DAMAGE TO MEDIA, THAT MAY GIVE RISE TO LOSS OR DAMAGE. SECUREALERT SHALL NOT BE LIABLE FOR ANY ERRORS, OMISSIONS, DELAYS OR DAMAGES RESULTING FROM OR CAUSED BY USE OF THE SOFTWARE.

              (d) Neither the Products, the Software, the Support Services nor any use thereof will prevent, and none of them is intended to prevent, the commission of any harmful, tortious, or illegal acts. It may be possible for a Client to remove the Product by unauthorized means, and SecureAlert expressly disclaims, and Servicees expressly release SecureAlert from, any liability for any harmful, tortious, or illegal acts committed by any third party, including, without limitation, any Client monitored with the Software. Should any disclaimer or limit on liability for indirect, special, punitive, incidental or consequential damages or lost profits set forth in this Agreement be found invalid under the Laws or policy of the state or country which the terms of this Agreement, including the License, are interpreted, then such indirect, special, punitive, incidental or consequential damages or lost profits shall be liquidated and shall equal $100 per indirect, special, punitive, incidental or consequential injury or loss or lost profits. The use of the Products and the related monitoring to be provided by Distributor or any third party requesting the monitoring of Clients shall be reserved for those Clients who are considered to be minimal flight risks and minimal risks for commission of crimes or torts against person or property. Servicees assume all risks related to the use of the Products, Software and Support Services and Servicees agree to indemnify, defend and hold SecureAlert harmless from and against any and all claims for any losses, damages, or injuries which may be asserted on any basis, including those listed above, by Client or any other Person against SecureAlert. Servicees agree to require each Customer to agree in writing not to assert any such claims against SecureAlert. The provisions of this Section 6.7 shall continue to be in force even after the expiration or termination of this Agreement.

              (e) SecureAlert is not responsible, and shall have no liability for, (i) overseeing or managing any operation or maintenance (hardware, software, administration or configuration of Distributor's telephony services, data/application servers, data network, data center operations, Internet ISP services, infrastructure or, (ii) deficiencies, limitations or services outages of any cellular carrier, telephony services or data center, (iii) services outside of any software developed by SecureAlert, implementation or operability of any architectural recommendations or continuation planning or any similar services provided by SecureAlert hereunder.

              (f) SecureAlert has set its prices and entered into this Agreement in reliance upon the disclaimers of warranty, the limitations of liability and the indemnity, defense and exculpation obligations herein and that the same form an essential basis of the bargain between the Parties. Distributor has not entered into this Agreement in reliance upon any express or implied warranty or representation by SecureAlert.

         6.8 Product or Software Changes. SecureAlert reserves the right at any time to make changes in the Products or Software or, following 30 days notice to Distributor, to discontinue the manufacture or sale of any of the Products or the License. Distributor agrees that SecureAlert shall have no liability to Distributor by reason of discontinuance of the manufacture or sale of the Products or the License or any Product or Software change.

         6.9 Product Recalls or Notifications. Distributor shall maintain and make available to SecureAlert on request records of the use of the Products, sufficient to conduct a recall of the Products or notification to the Customers regarding the Products.

         6.10 Access to Books, Records and Systems; Right to Audit. SecureAlert shall have the right, without notice, but during normal business hours, to examine and make copies or extracts of or from the books and records of Distributor that are specifically related to its activities in performing its obligations under this Agreement. SecureAlert shall have the right, without notice, but during normal business hours, to visit Distributor's and any Customer's facilities that are used for the activities contemplated by this Agreement. SecureAlert shall have the right to audit the books and records and financial statements of Distributor. SecureAlert shall have the right, without notice, but during normal business hours, to audit Distributor's use of the Product and Software and its compliance with the License and other terms of this Agreement.

         6.11 Non-Solicitation. Without the prior written consent of SecureAlert, Distributor agrees during the term of this Agreement and for a period of one year after the expiration or termination thereof (the "Non-Solicitation Period"), Distributor will not, and will cause its Affiliates and representatives not to, solicit for employment or hire, directly or indirectly, any person who is or has been, at any time during the Non-Solicitation Period, employed by SecureAlert or its Affiliates.

7. Duration. This Agreement shall become effective on December 22, 2006 (the "Effective Date") and, unless earlier terminated, shall remain in force for a period of sixteen months beginning on such date (the "Initial Term"). This

Agreement shall renew automatically for successive terms of one year beginning on the first day after the expiration of the Initial Term (each a "Renewal Term") unless earlier terminated or either Party gives notice of termination pursuant to Section 8.2 below.

8.       Termination.

         8.1 Without Cause. Subject to Section 8.4, either Party may terminate this Agreement at any time without cause by giving the other Party 180 days prior written notice of termination, except as provided in Section 3.1(b).

         8.2 Expiration. Subject to Section 8.4, this Agreement shall terminate at the end of the Initial Term or Renewal Term, as the case may be, if any Party hereto gives notice of termination in writing, at least 30 days prior to the expiration of such Initial Term or Renewal Term in which such notice is given.

         8.3 Cause.

              (a) This Agreement shall terminate, at the option of SecureAlert, immediately without notice in the event of (i) an attempted assignment or delegation of this Agreement by Distributor without SecureAlert's prior written consent, (ii) a determination by SecureAlert of the insolvency of Distributor, (iii) the institution of any proceedings by or against Distributor for reorganization, bankruptcy or other relief under any insolvency or similar Law, (iv) an application for or the appointment of a receiver for Distributor, (v) dissolution of Distributor, voluntary or by applicable Law, (vi) a change in the control or management of Distributor unacceptable to SecureAlert or
         (vii) a material breach of any of the terms of this Agreement by Distributor.

              (b)  This  Agreement   shall  terminate  in  accordance  with  the
         provisions of Sections 3.1 and 13.4.

         8.4 Termination Fee. Distributor shall not have a right to terminate this Agreement pursuant to Section 8.1 or 8.2 unless and until Distributor pays SecureAlert a termination fee in the amount described in Schedule E attached to this Agreement.

         8.5 Notice to Customers; Governmental Authorities. Not later than 10 days following notice from a Party to the other Party that it intends to terminate this Agreement, Distributor shall, unless otherwise requested by SecureAlert, notify, in form and substance satisfactory to SecureAlert, each Customer and any Governmental Authority in the Sales Territory that would reasonably be affected by such termination that such Agreement will be terminated and the expected termination date.

         8.6 Product Shipments. SecureAlert agrees that upon termination of this Agreement, SecureAlert will ship Products only with respect to orders from Distributor duly accepted by SecureAlert during the term of this Agreement for which SecureAlert has received full payment. Distributor shall not be entitled to and shall not claim or seek indemnification or any other form of damages or compensation from SecureAlert by reason of termination of this Agreement pursuant to its terms or loss of its rights under this Agreement pursuant to such termination, nor shall it seek compensation or damages on account of prospective profits or income after the termination date.

9.       Representations and Warranties.

         9.1   Representations   and  Warranties  of  SecureAlert.   SecureAlert
represents and warrants to Distributor that:

              (a) SecureAlert is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by SecureAlert of this Agreement have been duly authorized by all necessary action on the part of SecureAlert. The execution and delivery by SecureAlert of this Agreement and the performance of its obligations hereunder will not, with or without the passage of time or the giving of notice, (i) conflict with or violate the Articles of Incorporation or Bylaws of SecureAlert, (ii) violate any applicable Law or (iii) result in a breach of, constitute a default under, accelerate the performance required by or give rise to a right of termination under any material indenture, agreement or instrument to which SecureAlert is a party or by which SecureAlert may be currently bound or affected, except for such violations referred to in clause
         (ii) or breaches, defaults, accelerations or rights of termination referred to in clause (iii) that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on SecureAlert or its assets or to interfere or conflict with or adversely affect its performance of its obligations hereunder.

              (b) All consents or approvals from third Persons or Governmental Authorities necessary to permit the valid execution and delivery by SecureAlert of this Agreement have been obtained.

              (c) This Agreement has been duly executed and delivered by SecureAlert and constitutes the legal, valid and binding obligations of SecureAlert enforceable against SecureAlert in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, and other Laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of SecureAlert, threatened against SecureAlert.

         9.2   Representations   and  Warranties  of  Distributor.   Distributor
represents and warrants to SecureAlert that:

              (a) Distributor is a company duly organized, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Distributor of this Agreement have been duly authorized by all necessary action on the part of Distributor. The execution and delivery by Distributor of this Agreement and the performance of its obligations hereunder will not, with or without the passage of time or the giving of notice, (i) conflict with or violate the organizational or constituent documents of Distributor, (ii) violate any applicable Law or (iii) result in a breach of, constitute a default under, accelerate the performance required by or give rise to a right of termination under any material indenture, agreement or instrument to which Distributor is a party or by which Distributor may be currently bound or affected, except for such violations referred to in clause
         (ii) or breaches, defaults, accelerations or rights of termination referred to in clause (iii) that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Distributor or its assets or to interfere or conflict with or adversely affect its performance of its obligations hereunder.

              (b) All consents or approvals from third Persons or Governmental Authorities necessary to permit the valid execution and delivery by Distributor of this Agreement have been obtained.

              (c) This Agreement has been duly executed and delivered by Distributor and constitutes the legal, valid and binding obligations of Distributor enforceable against Distributor in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, and other Laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Distributor, threatened against Distributor.

10.      Intellectual Property.

         10.1 Ownership. Distributor acknowledges that SecureAlert shall own the trademarks or trade names set forth on Schedule F hereto (the "Trademarks"). Distributor acknowledges and agrees that SecureAlert shall own all Intellectual Property rights in and to the Products and Software.

         10.2 Grant. SecureAlert grants to Distributor a non-exclusive license to use the Trademarks during the term of this Agreement solely in connection with Distributor's marketing and sales of the Products pursuant to and in accordance with this Agreement.

         10.3 Limitation of Grant. In performing its obligations hereunder, Distributor may use the Trademarks only for display on packaging or images of the Products. All such use and display shall be solely in connection with the promotion and solicitation of orders for the Products in the Sales Territory and only in such fashion as has been expressly authorized by SecureAlert in advance of such use or display. Distributor acknowledges and agrees that its use of the Trademarks shall at all times be as licensee for the account and benefit of SecureAlert.

         10.4 Assignment. To the extent that any rights in and to any of the Intellectual Property rights are deemed to accrue to Distributor, its agents, contractors, permitted subcontractors, or its employees pursuant to this Agreement or the performance of the Parties contemplated hereby, Distributor hereby assigns, and Distributor agrees to cause its agents, contractors, permitted subcontractors and employees to assign, any and all such rights at such time as they may be deemed to accrue to SecureAlert. In connection therewith, Distributor agrees to promptly execute or cause to be executed any instruments requested by SecureAlert which SecureAlert, in its sole discretion, deems necessary, proper to appropriate to secure such rights to SecureAlert. Any such instrument shall be made without further consideration other than the mutual agreement contained herein.

         10.5 Covenants. Distributor shall not, at any time, do or suffer to be done any act or thing that (i) will in any way impair the rights of SecureAlert in and to the Trademarks or their registrations, (ii) may affect the validity of any of the Trademarks or (iii) may depreciate the value of the Trademarks or their reputation. Distributor shall not, during the term of this Agreement or thereafter, assert any claims against SecureAlert in the event any claims or suits are made or instituted against Distributor by unrelated third parties in connection with Distributor's use of any of the Trademarks. Except as otherwise specifically provided herein, Distributor agrees that it will not, during the term of this Agreement or thereafter, attach SecureAlert's title or right in and to the Trademarks. Distributor shall, at SecureAlert's request, provide full and complete cooperation and assistance in connection with SecureAlert's efforts to register, maintain, protect and defend the Trademarks and to prosecute any infringers with respect to such Trademarks. SecureAlert shall control all efforts to register, maintain, protect and defend the Trademarks and to prosecute any infringers with respect to the Trademarks. Distributor agrees to advise promptly SecureAlert of any actual or potential infringement of the Trademarks promptly on becoming aware of such infringements. SecureAlert shall have the sole right to determine if any action shall be taken against any third party on account of any such infringements or imitations and Distributor shall not institute any suit or take any action against any third party on account of any such infringements or imitations without first obtaining SecureAlert's written consent to do so. Any recovery as a result of such action shall belong solely to SecureAlert, except to the extent that such recovery represents damage

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to Distributor,  in which event any specified recovery, net of all expenses paid by SecureAlert, including Distributor's attorneys fees, if any, shall be paid to Distributor. Distributor agrees and undertakes that its use of the Trademarks will be in strict compliance with any and all trademark Laws, and that it will make such marking on the Product packaging or otherwise in connection therewith as may be required by SecureAlert in its sole discretion. Distributor shall cooperate fully with SecureAlert in preparing and causing to be recorded at SecureAlert's expense such documents as may be necessary or desirable to evidence, protect and implement the rights of SecureAlert pursuant to this
Section 10.

         10.6 Advertising Materials. Distributor shall submit to SecureAlert any advertising materials Distributor uses in connection with the marketing and sale of the Products promptly after Distributor develops such advertising materials. SecureAlert shall advise Distributor of any comments or suggested changes to such materials.

         10.7 Termination of Use of Intellectual Property. Except as provided in
Section 8.6, if for any reason Distributor ceases to be the Distributor of the Products in the Sales Territory, Distributor's right to use the Intellectual Property shall terminate immediately. Except as provided in Section 8.6, upon any termination of this Agreement, (i) any and all rights granted to Distributor hereunder, together with any interest in and to the Intellectual Property and registrations therefor which Distributor may be deemed to have acquired by virtue thereof or otherwise, shall immediately cease and without further act or instrument be assigned to and revert to SecureAlert, and (ii) Distributor shall immediately terminate all further use of the Intellectual Property. Thereafter, Distributor shall not recommence or continue using any of the Intellectual
Property without the prior written consent of SecureAlert. In addition, Distributor will promptly execute or cause to be executed any instruments requested by SecureAlert which SecureAlert, in its sole discretion, deems necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without further consideration other than the mutual agreement contained herein. Furthermore, Distributor shall, at the option of SecureAlert (i) destroy all documents and things, including electronic documents and records, that comprise Intellectual Property related to the Products, Software or Support Services, (ii) return all or any part of such documents and things requested by SecureAlert to SecureAlert, and/or (iii) provide from an authorized officer of Distributor written certification of (A) such destruction or return and (B) Distributor's full compliance with the terms and conditions of this Section 10.7.

         10.8 Equitable Relief. Distributor acknowledges and agrees that (i) the covenants and restrictions set forth in this Section 10 are necessary, fundamental and required for the protection of the legitimate continuing interests of SecureAlert, and (ii) a breach or attempted breach of any of the covenants and restrictions contained in this Section 10 will result in irreparable harm and damage to SecureAlert which cannot be adequately compensated by monetary damages. Accordingly, in addition to all other remedies that may be available in this Agreement, at law or in equity, SecureAlert shall be entitled to the immediate remedy of a temporary restraining order or preliminary injunction and such other form of temporary or permanent injunctive or other equitable relief as may be issued by a court of competent jurisdiction to restrain or enjoin a breach or threatened breach of all or any portion of the covenants and restrictions or to specifically enforce the provisions of this
Section 10.

11. Independent Contractor. Distributor is an independent contractor and agrees not to represent itself in any manner to any third party as a partner, agent, associate or employee of SecureAlert. It is expressly provided that this Agreement does not create a partnership, joint venture or any similar business association or combination between the parties hereto. It is understood and agreed that all contracts for the sale of the Products to Customers will be between Distributor or its permitted sub-distributors and Customers. Distributor shall have no authority to accept Products orders on behalf of SecureAlert. Distributor does not have the power, and shall not take any action that could purport to bind SecureAlert or to assume or create any contract or other obligation on behalf of SecureAlert.

12.      Indemnification.

         12.1 Indemnification.

              (a) Distributor Indemnification. Distributor shall indemnify, protect, defend and hold harmless SecureAlert, its Affiliates and its equity holders, directors, officers, employees, agents, permitted successors, permitted assigns, and their respective Affiliates (collectively, "SecureAlert Parties"), from and against any and all judgments, claims, causes of action, actions, orders, investigations, audits, suits, charges, complaints, injunctions, decrees, rulings, proceedings, hearings, liabilities, losses, damages, demands, assessments, impositions, fines, penalties, obligations, costs and expenses, including in each case, interest, awards, judgments, penalties, settlements, fines, costs and expenses incurred in connection with investigating and defending any such matters (including attorneys' fees and expenses of all fees and expenses of consultants, experts and other professionals) ("Damages") suffered by or asserted against SecureAlert Parties (under any contractual, statutory or common law claim or theory), which relate to or arise out of the activities of the Distributor or its Affiliates, employees, agents or representatives or any third party requesting the monitoring of Clients or any Client, in connection with this Agreement, including (i) any breach by the Distributor of this Agreement, including any representation or warranty of the Distributor hereunder or covenant, agreement or obligation of the Distributor, (ii) the use of the Trademarks by the Distributor; or
         (iii) the distribution of the Products and use of the Software pursuant to this Agreement, including infringement claims, unfair or fraudulent advertising claims, warranty claims, product defect claims, and liability claims pertaining to the distribution of the Products or use of the Software or (iv) claims of any third parties claiming under, by or through Distributor, and to reimburse any expenses, penalties or costs, including, but not limited to, legal fees and expenses of investigation incurred by SecureAlert in defending any such claim, demand, suit or action. Notwithstanding the foregoing provisions of this Section 12, Distributor shall have no obligation to indemnify any person under this Section 12 in respect of any product liability claims relating to the Products, other than and only to the extent that such claims are attributable to the negligence, gross negligence or willful misconduct of Distributor or its representatives.

              (b) SecureAlert Indemnification. SecureAlert shall indemnify, protect, defend and hold harmless the Distributor, its Affiliates and its equity holders, directors, officers, employees, agents, permitted successors, permitted assigns, and their respective affiliates (collectively, "Distributor Parties"), from and against any and all Damages suffered by or incurred against Distributor Parties (under any contractual, statutory or common law claim or theory) which relate to or arise out of the breach by SecureAlert of any representation, warranty, covenant or obligation of SecureAlert in this Agreement. Notwithstanding anything to the contrary, SecureAlert's total liability for all Damages incurred by SecureAlert as a result of SecureAlert's indemnification obligations hereunder shall not exceed the lesser of
         (i) the actual aggregate amount of any Damages or (ii) the aggregate total of all amounts paid by Distributor to SecureAlert for the Products and License fees during the term of this Agreement, less any amounts paid by SecureAlert pursuant to this Section 12.

         12.2 Method of Asserting Claims. All claims for indemnification by the SecureAlert Parties or the Distributor Parties (each, an "Indemnified Party") under this Article 12 shall be asserted and resolved as follows:

              (a) In the event that any claim or demand for which SecureAlert or the Distributor (as the case may be, an "Indemnifying Party") would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than the earlier to occur of (i) such date that is 15 days prior to the date on which a response to such claim or demand is due under applicable Law or
         (ii) the 30th day following its receipt of such claim or demand, notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that the failure to promptly provide any such Claim Notice shall not affect such Indemnified Party's right to indemnification under Section 12.1, except to the extent that such failure to provide such Claim Notice promptly shall prevent or shall have prevented the Indemnifying Party from properly or effectively defending the claim or demand or from recovering reimbursement or other damages to which the Indemnifying Party or Indemnified Party would otherwise be entitled, unless the Indemnifying Party, directly or indirectly, caused such failure. The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand, and thereby assume control of such defense; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. If an Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so, which participation shall be at the Indemnifying Party's cost and expense unless (i) the Indemnifying Party has accepted liability for such claim in writing to the extent that it ultimately is found to be liable, or (ii) the Indemnifying Party is finally determined by a court having proper jurisdiction not to have any liability to the Indemnified Party with respect to such claim. If the Indemnifying Party disputes its liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim or demand.

              (b) Unless the Indemnifying Party has accepted liability for a claim or demand in writing, the Indemnifying Party shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall not settle any claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless the Indemnifying Party has refused to accept liability for such claim or demand or elected not to defend the Indemnified Party against such claim or demand.

              (c) To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents subject to any confidentiality restrictions applicable thereto, and shall permit them to consult with the employees and counsel of the Indemnified Party at reasonable times during normal business hours. The Indemnified Party shall use its reasonable efforts to cooperate with the Indemnifying Party in the defense of all such claims. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The parties involved in the defense of any matter which is the subject of indemnification under this
         Section 12 shall cooperate in good faith in contesting all such claims, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such claims, and in making employees available on a mutually convenient basis to provide additional information or explanation of any material hereunder or to testify at proceedings relating to such claims. Any actual and reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with the foregoing shall be fully reimbursed by the Indemnifying Party.

              (d) In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim or demand to the Indemnifying Party; provided, however, that the failure to promptly provide any such Claim Notice shall not affect such Indemnified Party's right to indemnification under Section 12.1, except to the extent that such failure to provide such Claim Notice promptly shall prevent or shall have prevented the Indemnifying Party from properly or effectively defending the claim or demand or from recovering reimbursement or other damages to which the Indemnifying Party or Indemnified Party would otherwise be entitled, unless the Indemnifying Party, directly or indirectly, caused such failure. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim or demand, the amount of such claim or demand shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         12.3 Payment. Payments under this Section 12 shall be made as follows:

              (a) In the event that the Indemnifying Party is required to make any payment under this Section 12, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 12, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 12 and the portion, if any, theretofore paid, shall bear interest at an annual rate of eight percent (8%), or the maximum rate permitted by applicable Law, whichever is less, until full payment has been made to SecureAlert. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such claim.

              (b) If all or part of any indemnification obligation under this Agreement is not paid when due upon resolution of the claim or demand, the Indemnifying Party shall pay on demand to the Indemnified Party interest at the annual rate of ten percent (10%) on the unpaid amount of the obligation for each day from the date the amount became due, or the maximum rate permitted by applicable Law, whichever is less, until payment in full.

         12.4 Exclusive Remedy. The sole and exclusive remedy of each of SecureAlert and the Distributor with respect to a breach of or default under this Agreement shall be pursuant to the express indemnification provisions of this Section 12 and Sections 6.7, 10 and 13.5, except for breaches or defaults of Section 10 and Sections 1.3, 4.4, 6.11, 10, 14.1 and 14.2, for which a party may seek specific performance. This Agreement sets forth the parties' entire rights and remedies pertaining to this Agreement and transactions under this Agreement, in lieu of any and all other rights and remedies available in Law or in equity.

         12.5 Limitation on Damages. Notwithstanding anything to the contrary contained herein, in no event shall an Indemnifying Party be liable under this Agreement for indirect, special, punitive, incidental, or consequential damages, loss of profit or revenue, cost of capital, loss of tax benefits, damages suffered by an Indemnified Party as the result of the loss business or damages suffered by customers of such person for service interruptions; provided, however, that Damages shall include consequential, incidental or punitive damages, loss of profit or revenue recovered by any third party against the Indemnified Party.

13.      Compliance with Laws.

         13.1 General. Distributor shall comply with, and be responsible for ensuring that its Representatives comply with all Laws of the United States, the nations constituting the Sales Territory or any other jurisdiction where the Products or Software may be stored, transported or delivered or the Support Services may be performed. During the term of this Agreement, Distributor agrees to maintain internal policies and/or procedures with respect to any payment to a government official, the purpose of which is to expedite or to secure the performance of a routine, non-discretionary governmental action by that or any other government official ("Facilitating Payments"). During the term of this Agreement, Distributor shall ensure that all appropriate Distributor personnel
(a) have received a copy of such policies and/or procedures, (b) have received training with respect to such Facilitating Payments and (c) understand and will comply with Distributor's policies and/or procedures on such Facilitating Payments.

         13.2 Certain Laws. Distributor agrees that in the course of fulfilling its responsibilities under this Agreement, it shall not engage in any conduct, furnish any information or take any other action that would violate (a) United States Law or cause SecureAlert to violate any United States Law or lose any United States federal tax benefits, including but not limited to, any of the activities described in or prohibited by the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended (the "FCPA"), Section 999 of the Internal Revenue Code of the United States of America, as amended (International Boycott Determinations), the Export Administration Act of 1984 of the United States of America, as amended, and regulations promulgated thereunder, and (b) any applicable Laws or customs having the effect of Law, and Distributor further agrees that, upon SecureAlert's request, it shall certify that it has not done any of the foregoing. Without limiting the foregoing, Distributor represents, warrants and covenants that none of Distributor or its subsidiaries, and, to the knowledge of Distributor, no director, officer, agent, employee, subcontractor or any other party acting on behalf of any of Distributor or its subsidiaries, (i) has used, offered to use, or promised to use any funds or thing of value for any unlawful contribution, gift, entertainment, or any other unlawful payments or expenses relating to political activity, (ii) has made, offered to make, or promised to make any unlawful contribution, gift, or any other payment of money or any thing of value to any foreign or domestic government official or employee, specifically including any official or employee of any instrumentality, company, or any other entity owned or controlled by any foreign or domestic government, or to any foreign or domestic political party or campaign or any candidate for foreign political office, and (iii) will take or assist any other party to take any of the foregoing acts in connection with Distributor's performance under this Agreement. Distributor also represents and warrants that, to the best of its knowledge, there has been and is now no action, suit, proceeding, audit or claim formally commenced or pending, or any investigation with respect to any actual or claimed violation of the anti-corruption and anti-bribery laws to which Distributor is subject, including the FCPA, and no Governmental Authority is now asserting or to Distributor's knowledge threatening to assert against Distributor any violation of any anti-corruption or anti-bribery laws to which Distributor is subject.

         13.3 Affirmations. Neither Distributor nor any of its employees, agents or representatives is authorized under this Agreement to engage in any of the activities described in Section 13.2, and Distributor agrees that no such activity will be in furtherance of its relationship with SecureAlert or of SecureAlert's business. Distributor affirms that neither it nor any of its agents or representatives is an official or an employee of any Governmental Authority.

         13.4 Termination. If SecureAlert determines that at any time during the term of this Agreement Distributor or any of its employees, agents or representatives acting on its behalf has engaged in any of the activities described in Section 13.2, or has otherwise engaged in any action or conduct in violation of the FCPA or any other applicable anti-bribery or anti-corruption law or regulation, this Agreement, at SecureAlert's option, shall terminate immediately without notice.

         13.5 Indemnification by Distributor. In the event Distributor, its employees, agents or representatives acting on its behalf engage in any of the activities described in Section 13.2, and if such activities result in any judicial, quasi-judicial or administrative proceedings involving SecureAlert or any of its employees, agents or representatives, Distributor shall indemnify SecureAlert and such Representatives for all expenses, including attorneys' fees and expenses of investigation incurred in the course of such proceedings.

         13.6 Secure Alert Compliance with Export Control Laws. Notwithstanding anything to the contrary in this Agreement, in no case shall SecureAlert be required to conduct any transaction in violation of U.S. export controls Laws, including the U.S. Export Administration Regulations among others. SecureAlert shall have no liability whatsoever to Distributor for any failure to comply with any of its obligations in this Agreement, if the compliance with such obligation would result in a violation of U.S. export controls Laws, including the performance of any obligation without a required export license or similar permit.

14.      Confidential Information.

         14.1 Confidential Information. SecureAlert may from time to time provide to Distributor certain advice, technical information, know-how and other proprietary data and information that it has available to aid Distributor in the solicitation of sales of the Products. Inasmuch as various of these materials and advice (all of which will be referred to herein as the "SecureAlert Confidential Information") which SecureAlert may make available to Distributor will contain confidential information and trade secrets, it is hereby agreed that any SecureAlert Confidential Information which SecureAlert discloses to Distributor is valuable, proprietary property belonging to SecureAlert, and Distributor agrees that it will neither use nor disclose any SecureAlert
Confidential Information to any third party (except if necessary in the performance of its duties hereunder), except with prior written consent of SecureAlert.

         14.2 Copies. Distributor agrees to make only such copies of SecureAlert Confidential Information as are authorized by SecureAlert and necessary to solicit the sale of the Products within the Sales Territory and to limit disclosure of SecureAlert Confidential Information to those employees of Distributor necessary to solicit such sales.

         14.3 Equitable Relief. In the event of breach or threatened breach by Distributor or its employees of the provisions of Sections 14.1(a) or 14.2(a), SecureAlert shall be entitled to an injunction or judicial order equivalent thereto restraining Distributor or its employees from disclosing, in whole or in part, such SecureAlert Confidential Information. Nothing herein shall be construed as prohibiting SecureAlert from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Distributor.

         14.4 Termination. Without limitation of any other provisions of this Agreement, Distributor agrees, either upon the termination of this Agreement or upon request, to surrender to SecureAlert all documentary material, including SecureAlert Confidential Information, price lists, catalogues, technical literature, sales literature, samples and any other documents, papers or other properties of SecureAlert, however previously supplied to Distributor by

SecureAlert. Distributor will not retain any copy or memorandum of said documentary materials, except as required by Mexican Law or for regulatory or accreditation compliance.

         14.5 Survival. The obligations of Distributor and SecureAlert pursuant to this Section 14 shall continue in full force and effect for a period of five years after the termination of this Agreement regardless of how or when this Agreement is terminated. This Section 14 shall be in addition to, and not deemed to be in limitation of, Section 4.4 of this Agreement.

15.      Arbitration.

         15.1 Arbitrators. Any dispute, controversy or claim arising out of or relating to this Agreement including the breach, termination or validity hereof, which cannot be resolved by agreement of the Parties within the thirty (30) day notice period described in Section 15.4, shall be settled finally under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by one or more arbitrators. The arbitration shall be held before one arbitrator (unless otherwise expressly agreed by the parties in writing) appointed by mutual agreement of the parties. If, however, the Parties cannot agree upon an arbitrator prior to the expiration of the thirty (30) day notice period described in Section 15.4, each shall appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator. In such a case, a decision of the majority of the arbitrators shall be binding.

         15.2 Site. Unless the Parties shall otherwise agree in writing, the arbitration shall be held in Houston, Texas, U.S.A. The language to be used in the arbitral proceedings shall be English.

         15.3 Waiver. Any arbitration proceeding hereunder must be instituted within one year after the controversy or claim becomes known or should have been known to the party instituting arbitration. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof.

         15.4 Notice. Neither Party shall institute an arbitration proceeding hereunder unless, at least thirty (30) days prior thereto, such Party shall have furnished to the other Party written notice of its intent to do so and of the basis therefor in detail.

         15.5  Law.  The   arbitrator(s)   shall  interpret  this  Agreement  in
accordance with the Laws stipulated in Section 19.

         15.6 Binding. Any award, order or judgment pursuant to such arbitration shall be deemed final and binding on all Parties and may be entered or enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

         15.7 Decision. Any award of damages pursuant to such arbitration shall be included in a written decision signed by the arbitrator (or a majority of the arbitrators) which shall state the reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. The award of damages shall not include damages that are limited by Section 6.7,
12.5 or any section of this Agreement or any damages other than or in addition to actual damages, but may include interest from the date of the award.

         15.8 Equitable Relief. Notwithstanding any provision of this Agreement, either Party shall have the right, at any time after commencement of any arbitration proceeding hereunder and prior to the rendering of any award, order or judgment thereunder, to apply to the arbitrator(s) or to any court of competent jurisdiction for injunctive or preliminary relief. No application for injunctive or preliminary relief shall be construed to infringe this arbitration agreement or affect the powers of the arbitrator(s).

16. Notices. Any notice, transmittal of documents, correspondence or other communication between the Parties to this Agreement required hereunder shall be in writing, addressed to the Party to whom sent and transmitted either by an internationally recognized courier or by facsimile with signed written original to follow by an internationally recognized courier. All such notices in compliance with this provision shall be deemed received by the other Party on the date of receipt of such notice by the other Party. For purposes of this Agreement, the addresses of the Parties are as follows until changed by written notice from the Party desiring to change its address to the other Party:

                  SecureAlert:      SecureAlert, Inc.
                                    150 West Civic Center Drive, Suite 400
                                    Sandy, Utah 84070
                  Telephone:        801-451-6141
                  Facsimile:        801-451-6281
                  Attention:        Randy Olshen
                                    President

                  Distributor:      Seguridad Satelital Vehicular S.A. de C.V.
                                    Camino al Olivo 15-206
                                    Lomas de Vista hermosa
                                    Mexico DF 05100

                  Telephone:        52-55-9112-6809
                  Facsimile:        52-55-9112-6810
                  Attention:        Moises Sevilla
                                    CEO

17.      Force Majeure.

         17.1 Definitions. Neither Party hereto shall be responsible for any loss or damage to the other in the event that it is unable to fulfill the whole or any part of its obligations hereunder, or is prevented or delayed from fulfilling the same, due to war or hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection, military usurpation of power, civil war or riot, strike, lockout, commotion, disorder, flood, tempest, earthquake, acts or omissions of civil or military authority whether legitimate or not, or other causes beyond the control of either Party.

         17.2 Notice. Upon the occurrence of an event of force majeure, the Party affected shall notify the other Party immediately. The rights and obligations of either Party under this Agreement affected by any such event of force majeure shall be suspended only for the duration and to the extent of such event of force majeure, and once such event of force majeure ceases to exist, the rights and obligations of the Parties shall continue in full force.

18.      Definitions and Construction.

         18.1 Certain Terms. Capitalized terms used in this Agreement, unless the context otherwise requires, have the meanings specified in this Section 18.1 or in the part of this Agreement referred to below.

              (a) "Agreement" shall have the meaning given to such term in the preamble.

              (b) "Affiliate" means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than 50% of the voting securities of the specified Person, if the specified Person owns more than 50% of the voting securities of such Person, or if more than 50% of the voting securities of the specified Person and such Person are under common control.

              (c) "Claim  Notice"  shall have the meaning  given to such term in
         Section 12.2(a).

              (d) "Client" shall have the meaning given to such term in Section 4.1.

              (e) "Customers" shall have the meaning given to such term in the preamble.

              (f) "Damages" shall have the meaning given to such term in Section 12.1(a).

              (g) "Distributor" shall have the meaning given to such term in the preamble.

              (h) "Distributor Parties' shall have the meaning given to such term in Section 12.1(b)

              (i) "Effective  Date" shall have the meaning given to such term in
         Section 7.

              (j) "Error" shall have the meaning given to such term in Section 5.3.

              (k) "Facilitating Payments" shall have the meaning given to such term in Section 13.1.

              (l) "FCPA" shall have the meaning given to such term in Section 13.2.

              (m) "Governmental Authority" means the government of the United States of America and any other nation or country, or any political subdivision of such government, whether state, commonwealth, territory or local, and any agency, authority, commission, department, instrumentality, judicial or regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative power or functions of or pertaining to government having jurisdiction over either Party, their respective Affiliates or the Products, Software or Support Services, whether acting under actual or assumed authority.

              (n) "Indemnified Party" shall have the meaning given to such term in Section 12.2.

              (o) "Indemnifying Party" shall have the meaning given to such term in Section 12.2(a).

              (p)  "Initial  Term" shall have the meaning  given to such term in
         Section 7.

              (q) "Intellectual Property" means (a) all rights to the name "SecureAlert" and all patents, patent rights, inventions, shop rights, know how, trade secrets, designs, drawings, art work, plans, prints, manuals, computer files, computer software, hard copy files, catalogs, specifications, confidentiality agreements, confidential information and other proprietary technology, intellectual property rights and computer programs and similar information; all registered and unregistered trademarks, service marks, logos, names, trade names and all other trademark and service mark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the business of SecureAlert, and (b) any and all other information and material proprietary to SecureAlert, owned, possessed or used by SecureAlert, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding SecureAlert, including, without limitation, (A) business plans and (B) sales, financing, pricing and marketing procedures or methods of SecureAlert or (ii) relates to specific business matters concerning SecureAlert, including, without limitation, the identity of or other information regarding sales personnel or customers of SecureAlert.

              (r) "Law" means (i) any law, legislation, statute, act, rule, ordinance, decree, treaty, regulation, order, judgment or similar legal requirement of any Governmental Authority or (ii) any legally binding announcement, directive or interpretation thereof promulgated by any Governmental Authority.

              (s) "License" shall have the meaning given to such term in Section 4.1.

              (t) "License Fee Start Date" shall have the meaning given to such term in Schedule D.

              (u) "Maintenance Release" shall have the meaning given to such term in Section 5.2.

              (v) "Non-Solicitation" shall have the meaning given to such term in Section 6.11.

              (w) "Notice  Period"  shall have the meaning given to such term in
         Section 12.2(a).

              (x) "Party" means either Distributor or SecureAlert.

              (y) "Permitted Use" means the use of the Products or Software solely in direct relation to the criminal justice system in the Sales Territory.

              (z) "Person" means any individual, natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, custodian, nominee, Governmental Authority, or any other entity or organization.

              (aa) "Products" shall have the meaning given to such term in the preamble.

              (bb)  "Renewal  Term" shall have the meaning given to such term in
         Section 7.4.

              (cc) "Rules" shall have the meaning given to such term in Section 15.1.

              (dd) "Sales Territory" shall have the meaning given to such term in the preamble.

              (ee) "SecureAlert Parties" shall have the meaning given to such term in Section 12.1.

              (ff) "SecureAlert Confidential Information" shall have the meaning given to such term in Section 14.

              (gg)  "Servicees"  shall  have the  meaning  given to such term in
         Section 6.7(a).

              (hh)  "Software"  shall  have the  meaning  given to such  term in
         Section 4.1.

              (ii) "Software Proprietary Information" shall have the meaning given to such term in Section 4.4.

              (jj) "Support Services" shall have the meaning given to such term in Section 5.1.

              (kk)  "Trademarks"  shall have the  meaning  given to such term in
         Section 10.1.

              (ll)  "Training"  shall  have the  meaning  given to such  term in
         Section 5.6.

              (mm) "Unit" means one set of Products that comprises (i) one TrackerPAL(TM) electronic monitoring bracelet device, (ii) one charger,
         (iii) two batteries, (iv) one A/C adapter and (v) one strap kit that includes a quantity of pre-cut straps.

              (nn) "Update" shall have the meaning given to such term in Section 5.3.

         18.2 Other Terms. Other terms may be defined elsewhere in this Agreement and shall have the meaning there indicated.

         18.3 Gender. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

         18.4 Construction. As used in this Agreement, unless expressly stated otherwise:

              (a) (i) "including" means "including, without limitation", (ii) the words "hereof", "herein" and "hereunder", and similar words, refer to this Agreement as a whole and not to any particular section, paragraph or provision of this Agreement and (iii) "or" means "either or both".

              (b) unless otherwise specified, all references in this Agreement to sections, paragraphs or schedules are deemed references to the corresponding sections, paragraphs or schedules in this Agreement.

              (c)  the  schedules   attached   hereto  and  referred  to  herein
         constitute a part of this Agreement and incorporated by reference herein.

         18.5 Language. This text of this Agreement has been written in and this Agreement has been executed in the English language, and any interpretation or construction of this Agreement shall be based solely on the English language official text.

         18.6 Headings. The section and paragraph headings contained herein are for convenience of reference only and shall not affect or control the construction or interpretation of any provision hereof.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A. and, to the extent applicable, the laws of the United States. The Parties hereby exclude the application of The United Nations Convention for Contracts for the International Sale of Goods.

20. Right of Setoff. In addition to any other rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, SecureAlert is hereby authorized from time to time, without presentment, demand, protest or other notice of any kind to Distributor, or to any other
Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all amounts owing by Distributor against and on account of any amounts owing by SecureAlert under this Agreement to Distributor.

21. Reliance. Each Party acknowledges that it has read and understands the terms of this Agreement and has had an opportunity to consult with legal, tax and accounting counsel and advisors of its choice concerning the meaning and effect thereof. Neither Party has relied on any other Party or its counsel or advisors with respect to the meaning or effect of any such agreement or instrument.

22. Remedies; Waivers. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. Exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies. Any waiver by either of the parties hereto of any right arising hereunder shall not be construed as a continuing waiver of subsequent breaches of such right or of any other right.

23. Severability. Should any provision of this Agreement be held unenforceable or invalid, then the parties hereto agree that such provision shall be deemed modified to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom. In such case the validity of the remaining provisions shall not be affected and this Agreement shall be construed as if such provision were not contained herein.

24. Assignment. Neither Party shall assign or subcontract the whole or any part of this Agreement without the other Party's written consent.

25. Entire Agreement. All agreements and understandings between the Parties relating to the purchase and distribution of the Products in the Sales Territory, the License of the Software and the Support Services are embodied in this Agreement. This Agreement supersedes any previous agreements and understandings between the parties as to the subject matter hereof and is entire in itself and not a part of any other agreement, and no promises, covenants, or representations of any kind or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. All other terms and conditions, whether express or implied by statute, common law, trade usage or custom are hereby excluded and extinguished.

26. Amendment. No amendment, modification, rescission, or waiver of this Agreement or any provision hereof shall be binding upon SecureAlert or Distributor unless evidenced by an agreement in writing duly executed by authorized officers of SecureAlert and Distributor, or expressly permitted by the terms of this Agreement; provided that Distributor agrees to enter into an amendment on or before the 60th day after the Effective Date, to reflect any reasonable comments provided by SecureAlert's Mexican legal advisors regarding this Agreement and the subject matter hereof.

27. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement as of the date first above written.


                                      SECUREALERT:

                                      SECUREALERT, INC.


                                      By:     /s/ Randy Olshen
                                          ----------------------
                                           Name:  Randy Olshen
                                                ----------------
                                           Title: President
                                                 ---------------


                                      DISTRIBUTOR:

                                      SEGURIDAD SATELITAL VEHICULAR S.A. DE C.V.


                                      By:    /s/ Moises Sevilla
                                          -----------------------
                                           Name:  Moises Sevilla
                                                -----------------
                                           Title: CEO
                                                 ----------------


Attachments:

         Schedule A - Product Description
         Schedule B - Customers
         Schedule C - Product Prices and Minimum Purchase Requirements Schedule D - License Fee
         Schedule E - Termination Fee Schedule
         Schedule F - SecureAlert Trademarks

                                                                      Schedule A


                               Product Description


TrackerPAL(TM) electronic monitoring bracelet device, together with one charger, two batteries, one A/C adapter and one strap kit that includes a quantity of pre-cut straps.

One set of the foregoing equipment (i.e., one device, two batteries, one adapter and one strap kit) comprises one Unit of the Products.

                                                                      Schedule B


                                    Customers


Customers must have places of business in, and use the Products, in the Sales Territory. Customers must be part of the criminal justice system in Mexico. No Person may be a Customer if such Person uses, or allows or facilitates other Persons to use, the Products for any use other than the Permitted Use.

                                                                      Schedule C


                Product Prices and Minimum Purchase Requirements

PRICE TERMS FOR PRODUCTS

$600.00USD per Unit.

----------------------- --------------------------------------------------------
Time Period             Minimum Purchase Requirement Terms
----------------------- --------------------------------------------------------
Initial Term            10,000 Units by the end of the Initial Term
----------------------- --------------------------------------------------------
First Renewal Term      A number of Units such that  Distributor  shall have
                        purchased in the aggregate, at least:

                        2,500 Units by the end of the first quarter of the First Renewal Term

                        5,000 Units by the end of the second quarter of the First Renewal Term

                        7,500 Units by the end of the third quarter of the First Renewal Term

                        10,000 Units by the end of the fourth quarter of the
                        First Renewal Term
----------------------- --------------------------------------------------------
Second Renewal Term     A number of Units such that  Distributor  shall have
                        purchased in the aggregate, at least:

                        2,500 Units by the end of the first quarter of the Second Renewal Term

                        5,000 Units by the end of the second quarter of the Second Renewal Term

                        7,500 Units by the end of the third quarter of the Second Renewal Term

                        10,000 Units by the end of the fourth quarter of the
                        Second Renewal Term
----------------------- --------------------------------------------------------
Third Renewal Term      A number of Units such that Distributor shall have
and Each Renewal        purchased during each such Renewal Term, at least 115%
Term Thereafter         of the Units  [required to be] purchased  during the
                        immediately preceding Renewal Term
----------------------- --------------------------------------------------------

                                                                      Schedule D

                                   License Fee

DAILY FEE


For each TrackerPAL(TM) electronic monitoring bracelet device, a US$2.00 per day fee, commencing upon the earlier to occur of (i) the activation of such device and (ii) the 90th day after Distributor's purchase of such device (the "License Fee Start Date").

                                                                      Schedule E

                            Termination Fee Schedule



------------------------------------ -------------------------------------------
Time Termination                     Termination Fee and Other Amounts Payable
------------------------------------ -------------------------------------------
Termination  becomes  effective  at  $100,000,  plus all other amounts  payable
or   before   the  day   after  the  to  SecureAlert  under the Agreement,
expiration of the Initial Term       together with all applicable interest, if
                                     any, as provided for in the Agreement
------------------------------------ -------------------------------------------
Termination    becomes    effective  $50,000,  plus all other amounts  payable
after the first day  following  the  to  SecureAlert  under the  Agreement,
Initial Term and at or before the together with all applicable interest, if day after the expiration of the any, as provided for in the Agreement
First Renewal Term
------------------------------------ -------------------------------------------
Termination    becomes    effective  $0, provided,  that Distributor  shall be
after the first day  following  the  required to pay all amounts payable to
First   Renewal   Term  and  at  or  SecureAlert under the Agreement,  together
before    the   day    after    the  with all applicable interest, if any, as
expiration  of the  Second  Renewal  provided for in the Agreement
Term
------------------------------------ -------------------------------------------

                                                                      Schedule F


                             SecureAlert Trademarks



TrackerPAL(TM): electronic monitoring bracelet device






                                       F-1